EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The New York Times Company:

We consent to the incorporation by reference in Registration Statements No. 333-43369, No. 333-43371, No. 333-37331, No. 333-09447, No. 2-91826, No.
33-31538, No. 33-43210, No. 33-43211, No. 33-50461, No. 33-50465, No. 33-50457,
No. 33-50467, No. 33-50459, and No. 33-56219 on Form S-8 and in Registration Statements No. 333-64275, No. 333-62023, No. 333-53007, No. 33-57403 and No.
333-95685 on Form S-3 of our report dated January 28, 2000 (February 17, 2000 as to Note 18), appearing in the Annual Report on Form 10-K of The New York Times Company for the year ended December 26, 1999.

We also consent to the reference to us under the heading "Experts" in Registration Statements No. 2-91826 and No. 33-31538 on Form S-8 and No. 333-64275, No. 333-62023, No. 333-53007, No. 33-57403 and No. 333-95685 on Form
S-3.


/s/ DELOITTE & TOUCHE LLP
New York, NY
March 14, 2000